Exhibit 2.1

This SECOND AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER, dated April 28, 2022 (this “Amendment”), is entered into by and between Quantum FinTech Acquisition Corporation, a Delaware corporation (“Quantum”), TradeStation Group, Inc., a Florida corporation (the “Company”), and TSG Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, on November 4, 2021, the parties hereto entered into the Agreement and Plan of Merger, and on December 17, 2021, the parties entered into that First Amendment to the Agreement and Plan of Merger (taken together, the “Merger Agreement”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment to Section 4.01(a). Section 4.01(a) is hereby amended and restated in its entirety as follows:

“(a) At the Closing, Monex shall deliver, or cause to be delivered, electronically through The Depository Trust Company (“DTC”), using DTC’s Deposit/Withdrawal At Custodian System, to an escrow agent (the “Escrow Agent”), to hold on behalf of Monex, 33,998,232 shares of Company Common Stock (the “Monex Earn Out Shares”) to be held in an escrow account (the “Escrow Account”) established pursuant to an escrow agreement to be entered into at or prior to the Closing by Quantum, the Sponsor, the Company, Merger Sub, Monex and the Escrow Agent (the “Escrow Agreement”), which shall be in a form reasonably satisfactory to Quantum, the Sponsor, the Company, Merger Sub and Monex. Following the Closing, the Monex Earn Out Shares shall be released and delivered as follows, upon the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement:

(i) Upon the occurrence of Triggering Event I, an aggregate of fifty percent (50%) of the Monex Earn Out Shares will be released from the Escrow Account and distributed to Monex or to Monex’s Permitted Transferees (as defined in the Company Support Agreement);

(ii)  Upon the occurrence of Triggering Event II, an aggregate of fifty percent (50%) of the Monex Earn Out Shares will be released from the Escrow Account and distributed to Monex or to Monex’s Permitted Transferees (as defined in the Company Support Agreement); and

(iii) if the conditions set forth in Section 4.01(a)(i) or Section 4.01(a)(ii) have not been satisfied within the Earn Out Period, any Monex Earn Out Shares remaining in the Escrow Account shall be automatically released to the Company for cancellation and Monex shall not have any right to receive such Monex Earn Out Shares or any benefit therefrom.”

2. Amendment to Section 4.02(a). Section 4.02(a) is hereby amended and restated in its entirety as follows:

“(a) At the Closing, the Sponsor shall deliver, or cause to be delivered, electronically through the DTC, using DTC’s Deposit/Withdrawal At Custodian System, to the Escrow Agent, 948,894 of the shares of Company Common Stock to be delivered to Sponsor in accordance with Section 3.01(a) (the “Sponsor Earn Out Shares”).”

3. Amendment to AnnexA. Annex A is hereby amended and restated in its entirety as follows:

“ANNEX A

Pre-Closing Restructuring Plan

Prior to Closing (and, for the avoidance of doubt, prior to the adoption of the Amended and Restated Charter and the Amended and Restated Bylaws), pursuant to the applicable provisions of the laws of the State of Florida and the Governing Documents of the Company, the Company’s board of directors will (a) authorize a division (the “Share Division”) of all issued and outstanding shares of the Company Common Stock such that, upon the consummation of the Share Division, there will be 163,748,232 shares of Company Common Stock issued and outstanding (comprised of the Closing Monex Share Consideration and the Monex Earn Out Shares), and (b) amend the articles of incorporation of the Company to increase the number of authorized shares of the Company Common Stock to 750,000,000 (such amendment, the “Articles Amendment”). The form of the articles of incorporation of the Company effectuating the Articles Amendment is attached hereto as Exhibit 8.05 and is incorporated herein by this reference.

Following the consummation of the Share Division and the Articles Amendment and prior to Closing, pursuant to the applicable provisions of the laws of the State of Florida and the Governing Documents of the Company, the Company will adopt the Amended and Restated Charter and the Amended and Restated Bylaws.”

4. Sponsor Side Letter. The effectiveness of this Amendment is conditioned upon the delivery by the Sponsor of an executed counterparty to the Letter Agreement, in the form attached hereto as Exhibit A (the “Letter Agreement”) pursuant to which the Sponsor agrees to forfeit Private Warrants that provide additional economic incentive as a result of the anti-dilution adjustments to the Quantum Warrants resulting from the Merger.

5. References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder,” “herein” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment, and all references in the Company Disclosure Schedules to “the Agreement” shall refer to the Merger Agreement as amended by this Amendment. All references in the Merger Agreement and the Company Disclosure Schedules to “the date hereof” and “the date of this Agreement” shall refer to November 4, 2021.

6. Other Miscellaneous Terms. The provisions of Article XIII of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

7. Amendment. Except as expressly amended by this Amendment, the terms of the Merger Agreement shall remain unchanged and continue in full force and effect.

8. Governing Law. This Amendment and all Actions (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Amendment or the negotiation, execution or performance of this Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

9. Counterparts. This Amendment may be executed by facsimile or via scan/email, DocuSign or a similar method, and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

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The parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

QUANTUM FINTECH ACQUISITION CORPORATION

By:	/s/ John Schaible
	Name:	John Schaible
	Title:	Chief Executive Officer

TRADESTATION GROUP, INC.

By:	/s/ John Bartleman
	Name:	John Bartleman
	Title:	President

TSG MERGER SUB, INC.

By:	/s/ John Bartleman
	Name:	John Bartleman
	Title:	President

[Signature page to the Amendment to the Merger Agreement]

April 28, 2022

Quantum FinTech Acquisition Corporation

4221 W. Boy Scout Blvd.

Suite 300

Tampa, FL 33607

TradeStation Group, Inc.

8050 S.W. 10th Street, Suite 4000

Plantation, Florida 33324

Attention: John Bartleman; Marc Stone
E-mail: Jbartleman@TradeStation.com; Mstone@TradeStation.com

Re:	Private Placement Warrants

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with that certain Second Amendment to the Agreement and Plan of Merger, dated as April 28, 2022 (the “Second Amendment”), which amends and supplements that certain Agreement and Plan of Merger, dated as of November 4, 2021 (as amended by that First Amendment dated as of December 17, 2021) (collectively, the “Merger Agreement”), by and among Quantum FinTech Acquisition Corporation, a Delaware corporation (“Quantum”), TradeStation Group, Inc., a Florida corporation (the “Company”), and TSG Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”). Article III of this Letter Agreement shall also serve to amend Section 1.6 of that certain Sponsor Support Agreement dated as of November 4, 2021, by and among Quantum Ventures LLC, a Delaware limited liability company (the “Sponsor Holdco”), Chardan Quantum LLC (“Chardan”), Quantum, the Company and certain other parties (the “Sponsor Support Agreement”), it being understood that all other terms of the Sponsor Support Agreement shall remain unchanged and continue in full force and effect. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

In order to induce the Company, Quantum and Merger Sub to enter into the Second Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor Holdco and Chardan each agree, as follows:

ARTICLE I

Sponsor Holdco Acknowledgement and Forfeiture.

Section 1.1 Sponsor Holdco hereby acknowledges that it is the record and beneficial owner of 4,922,500 Private Warrants (the “Sponsor Holdco Warrants”) and that by virtue of the Merger Agreement and the anti-dilution adjustment mechanics of such Sponsor Holdco Warrants (the collectively, the “Warrant Adjustment Provisions”), at the Effective Time, each such Sponsor Holdco Warrant will become a warrant (a “Company Warrant”) exercisable for a number of shares of Company Common Stock equal to the lesser of (i) 1.3727 and (ii) (A) the sum of (1) the Post-Redemption Quantum Public Share Number plus (2) 750,000 divided by (B) the Post-Redemption Quantum Public Share Number (the “Exercisable Share Number”).

Exhibit A-1

Section 1.2   In consideration for the Company’s, Quantum’s and Merger Sub’s entry into the Amendment, Sponsor Holdco desires to waive and forgo any excess economic effects of the Warrant Adjustment Provisions that arise solely in connection with the consummation of the transactions contemplated by the Merger Agreement and hereby acknowledges and agrees that, immediately prior to the Effective Time, Sponsor Holdco will automatically be deemed to irrevocably transfer without further consideration to Quantum, and surrender and forfeit for no additional consideration, a number of Sponsor Holdco Warrants equal to (i) (A) the difference between (1) Exercisable Share Number minus (2) one (1), multiplied by (B) 4,922,500, divided by (ii) the Exercisable Share Number, rounded down to the nearest whole warrant. For the avoidance of doubt, the calculation in this Section 1.2 shall in all cases be computed such that, following the surrender and forfeiture contemplated herein, Sponsor Holdco shall have a number of Sponsor Holdco Warrants that when exercised in full are exercisable for 4,922,500 shares of Company Common Stock.

ARTICLE II

CHARDAN Acknowledgement and Forfeiture.

Section 2.1 Chardan hereby acknowledges that it is the record and beneficial owner of 1,230,625 Private Warrants (the “Chardan Warrants”) and that by virtue of the Warrant Adjustment Provisions, at the Effective Time, each such Chardan Warrant will become a Company Warrant exercisable for the number of shares of Company Common Stock equal to the Exercisable Share Number.

Section 2.2 In consideration for the Company’s, Quantum’s and Merger Sub’s entry into the Amendment, Chardan desires to waive and forgo any excess economic effects of the Warrant Adjustment Provisions that arise solely in connection with the consummation of the transactions contemplated by the Merger Agreement and hereby acknowledges and agrees that, immediately prior to the Effective Time, Chardan will automatically be deemed to irrevocably transfer without further consideration to Quantum, and surrender and forfeit for no additional consideration, a number of Chardan Warrants equal to (i) (A) the difference between (1) Exercisable Share Number minus (2) one (1), multiplied by (B) 1,230,625, divided by (ii) the Exercisable Share Number, rounded down to the nearest whole warrant. For the avoidance of doubt, the calculation in this Section 2.2 shall in all cases be computed such that, following the surrender and forfeiture contemplated herein, Chardan shall have a number of Chardan Warrants that when exercised in full are exercisable for 1,230,625 shares of Company Common Stock.

Exhibit A-2

ARTICLE III

AMENDMENT TO SPONSOR SUPPORT AGREEMENT.

Section 1.06 of the Sponsor Support Agreement is hereby amended and restated in its entirety as follows:

“Section 1.6 Forfeiture. Sponsor Holdco and Chardan hereby acknowledges and agrees that, immediately prior to the Effective Time, they shall automatically be deemed to irrevocably transfer without further consideration to the Company, and surrender and forfeit for no consideration, a total of 1,460,554 shares of Quantum Common Stock (collectively, the “Forfeited Stock”) and that from and after such time the Forfeited Stock shall be deemed to be cancelled and no longer outstanding.”

ARTICLE IV

Miscellaneous.

The provisions of Article III of the Sponsor Support Agreement shall apply mutatis mutandis to this Agreement.

[Signature Page Follows.]

Exhibit A-3

Sincerely,

QUANTUM VENTURES LLC

By:	/s/ John Schaible
	Name:	John M. Schaible
	Title:	Chief Executive Officer

CHARDAN QUANTUM LLC

By:	/s/ Jonas Grossman
	Name:	Jonas Grossman
	Title:	Managing Member

Exhibit A-4

Agree to and Acknowledged:

TRADESTATION GROUP, INC.

By:	/s/ John Bartleman
Name:	John Bartleman
Title:	President

MONEX GROUP, INC.

By:	/s/ Oki Matsumoto
Name:	Oki Matsumoto
Title:	Chairman & CEO

QUANTUM FINTECH ACQUISITION CORPORATION

By:	/s/ John Schaible
Name:	John Schaible
Title:	Chief Executive Officer

Exhibit A-5